FOR IMMEDIATE RELEASE

July 27, 2006

Contact: David Stakun

(215) 355-2900

Technitrol Reports Record Revenues

and Strong Earnings Growth in Q206,

Expects Sustained Market Strength in Q306

PHILADELPHIA -- Technitrol, Inc. (NYSE: TNL) reported consolidated revenues of a record $239.2 million for its second fiscal quarter ended June 30, 2006. Revenues were $221.1 million in the previous quarter and $143.3 million in the second quarter of 2005.

According to U.S. Generally Accepted Accounting Principles (GAAP), second-quarter net earnings from continuing operations were $15.2 million, or $0.38 per diluted share compared to $12.0 million or $0.30 per diluted share in the prior quarter and a loss of ($43.6 million), or ($1.08) per diluted share in the second quarter of 2005. Second-quarter earnings included after-tax severance and asset-impairment expenses totaling $2.5 million ($0.06 per share) and a net charge of $1.1 million ($0.03 per share). (1) Excluding these items, earnings per diluted share in the second quarter were a remarkable $0.47.

By comparison, net earnings from continuing operations in the previous quarter were or $0.33 per diluted share, excluding after-tax severance and asset-impairment expenses and the effect of a purchase accounting step-up in inventories from the acquisition of ERA Group in January 2006. Earnings per diluted share in the year-ago quarter were $0.10, excluding after-tax severance and asset-impairment expenses. (See the attached "Non-GAAP Measures" table that reconciles net earnings per diluted share excluding these items to GAAP net earnings per diluted share.)

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(1) Comprising $2.4 million in accelerated depreciation as required by FAS 146 related to a previously announced facility shutdown in Turkey, offset by $0.7 million of gains on a foreign exchange settlement related to the ERA Group acquisition and a $0.6 million favorable settlement of a longstanding insurance matter.

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Technitrol's revenue and earnings comparisons and the segment performance reports that follow include contributions to Pulse results from LK Products and ERA Group since their acquisitions in September 2005 and January 2006, respectively, and exclude results from AMI Doduco's former bimetal and metal cladding business, which was sold in June 2005 and is reflected as a discontinued operation.

Earnings before interest, taxes, depreciation and amortization (EBITDA, a non-GAAP measure reconciled with GAAP net earnings from continuing operations in the attached "Non-GAAP Measures" table) were $30.4 million in the second quarter of 2006, compared with $24.3 million in the previous quarter and $11.3 million in the second quarter of 2005, excluding pre-tax severance and asset-impairment expenses, insurance settlement proceeds, foreign exchange settlement gains, accelerated depreciation, the cumulative effect of accounting changes and purchase accounting adjustments, if applicable, in all periods.

Net cash at June 30, 2006 was $38.4 million (cash and equivalents of $81.8 million less debt of $43.4 million), compared with $24.0 million (cash and equivalents of $65.8 million less debt of $41.8 million) at the end of the previous quarter. Technitrol's capital spending in the second quarter of 2006 was approximately $5.4 million. Since December 30, 2005, long-term debt has been reduced by approximately $43 million.

Pulse

Pulse designs and manufactures a wide variety of passive electronic components and modules, electronic connector products, antennas for wireless communication / information devices, automotive ignition coils and other automotive components. Revenues for the second quarter were $155.4 million, the highest ever recorded, up 7.8% from $144.2 million in the prior quarter and 98.3% from $78.4 million in the second quarter of 2005.

Pulse's second-quarter revenues reflected continued strong sales performance across all product lines. Combined, the networking, telecommunications, power conversion and military/aerospace businesses showed strong sequential-quarter (more than 12%) and year-over-year (more than 20%) organic revenue growth, driven by favorable capital spending trends for networking and telecommunications infrastructure equipment, the beginning of the holiday season production ramp-up for video games and other consumer electronics and very strong high-speed Internet subscriber growth worldwide. Revenues from antenna products benefited from ongoing strength in global demand for handsets and other wireless devices. The automotive electronics market in Europe, into which virtually all of Pulse's automotive products are sold, remained solid. Shipments of television-related products were as expected, following unusually strong television demand in Europe ahead of the World Cup soccer telecasts.

Pulse's GAAP operating profit in the second quarter was $15.5 million, compared with $12.3 million in the first quarter and a loss of ($42.0 million) in the second quarter of 2005. Excluding pre-tax severance and asset-impairment expenses of $2.2 million and the net pre-tax charge of $1.4 million for accelerated depreciation and a gain on insurance settlements discussed above, second-quarter 2006 operating profit was $19.2 million. This compares with first-quarter operating profit of $13.6 million, excluding pre-tax severance and asset-impairment expenses and ERA inventory step-up costs, and $4.8 million in the second quarter of 2005, excluding pre-tax severance and asset-impairment expenses. (See "Non-GAAP Measures" table reconciling "Segment operating profit, excluding severance and asset-impairment expense, purchase accounting adjustments, accelerated depreciation and insurance settlement" with GAAP operating profit). Severance and asset-impairment expenses in the second quarter of 2006 related to the previously announced restructuring of the consumer division, the integration of the LK Products acquisition and the consolidation of various European office locations into a single location. Pulse's strong second-quarter operating margin reflects high factory utilization levels and a lower cost structure achieved by virtue of previous restructuring and expense reduction initiatives. Operating profit excluding the above items was 41.1% higher in the second quarter of 2006 than in the first, on 7.8% higher revenues.

AMI Doduco

AMI Doduco manufactures a full range of electrical contacts, contact materials and contact assemblies. Second-quarter shipments reflect continued market strength in Europe and North America and rapid demand growth in the China electrical equipment market. Revenues from continuing operations were a record $83.8 million, up 9.0% from $76.9 million in the previous quarter and up 29.1% from $65.0 million in the second quarter of 2005. In addition to market demand trends, revenue growth in the second quarter compared with the prior year is attributable to significantly higher pass-through costs for silver and other metals and to AMI Doduco's continued success in gaining market share.

AMI Doduco's second-quarter GAAP operating profit from continuing operations, including $0.7 million in pre-tax severance and asset-impairment expenses related to the consolidation of production in Europe, was $3.7 million, compared with $2.9 million in the previous quarter and a loss of ($0.2 million) in the second quarter of 2005. Excluding severance and asset-impairment expense in all periods, second-quarter 2006 operating profit was $4.4 million, compared with $3.3 million a quarter ago and $1.3 million in the second quarter of 2005. (See "Non-GAAP Measures" table reconciling "Segment operating profit, excluding severance and asset-impairment expense, purchase accounting adjustments, accelerated depreciation and insurance settlement" with GAAP operating profit.) Operating margin improvements in the most recent quarter are attributable to revenue-enhancement efforts, continued emphasis on lean manufacturing and a lower cost structure achieved as a result of previous restructuring and expense-reduction efforts.

Outlook

Based on internal analysis, current backlogs, known programs and in-depth discussions with the major customers of Pulse and AMI Doduco, Technitrol believes that there are no significant signs of a downturn in either of its segments in the second half of 2006 beyond normal summer slowing in European-related businesses. Unlike many component companies that supply more commodity-like products, Technitrol's businesses supply primarily custom-designed components, the vast majority of which are not sold into the distribution channel and, hence, not subject to any distributor inventory issues. AMI Doduco expects that any slowing in the North American residential housing market will be offset by accelerating energy infrastructure and automation markets. Electrical infrastructure installation and upgrade activity currently under way throughout Europe and Asia is expected to increase and continue for years. AMI Doduco does not expect any significant impact on profitability from rising metals costs, since precious metal leases and indexed base metal invoicing to customers create a highly effective hedge.

Despite normal third-quarter slowness, particularly in the European automotive and electrical businesses, Technitrol expects consolidated revenues in the third quarter of 2006 to be comparable to or slightly above those in the second quarter. Excluding severance and asset-impairment expense, if any, operating profit and effective tax rate are expected to be comparable to that of the second quarter.

The company plans to provide no further outlook information until results are reported for the third quarter of 2006. In the absence of public announcements from Technitrol, changes in forecasts from equity analysts are unofficial and should be considered with due caution.

Other Matters

Technitrol also announced that Dennis J. Horowitz has resigned as a director of the Company effective July 25. Mr. Horowitz has informed the Company that he has no disagreements with the Company on any matters. However, given his current business and personal activities and those he contemplates undertaking in the near future, he does not believe that he will have the time necessary to discharge his duties as a director. The Company and the board wish to thank Dennis for his time and contributions during his tenure and wish him well in his future undertakings.

Last, Technitrol also announced that its board of directors extended the Company's Shareholder Rights Plan, set to expire on September 9, 2006, for a period of two years, expiring September 9, 2008.

Cautionary Note

Statements in the above report are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol's SEC reports including, but not limited to, those discussed in the company's 10-Q report for the quarter ended March 31, 2006 in Item 2 under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995)."

These risk factors include, but are not limited to, the following:

    Cyclical changes in the markets we serve could result in a significant decrease in demand for our products and reduce our profitability.

    Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.

    An inability to adequately respond to changes in technology or customer needs may decrease our sales.

    If our inventories become obsolete, our future performance and operating results will be adversely affected.

    An inability to capitalize on our recent or future acquisitions may adversely affect our business.

    Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.

    An inability to identify additional acquisition opportunities may slow our future growth.

    If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.

    If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.

    Uncertainty in demand for our products may result in increased costs of production, an inability to service our customers, or higher inventory levels which may adversely affect our results of operations and financial condition.

    A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.

    Competition may result in lower prices for our products and reduced sales.

    Our backlog is not an accurate measure of future revenues and is subject to customer cancellation.

    Fluctuations in foreign currency exchange rates may adversely affect our operating results.

    Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.

    Shifting our operations between regions may entail considerable expense.

    Liquidity requirements could necessitate movements of existing cash balances which may be subject to restrictions or cause unfavorable tax and earnings consequences.

    Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.

    Public health epidemics (such as flu strains or severe acute respiratory syndrome) or other natural disasters (such as earthquakes or fires) may disrupt operations in affected regions and affect operating results.

    Costs associated with precious metals may not be recoverable.

    The unavailability of insurance against certain business risks may adversely affect our future operating results.
    Environmental liability and compliance obligations may affect our operations and results.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.

Investors: Technitrol's quarterly conference call will take place on Thursday, July 27, 2006 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on July 27, 2006 and concluding at midnight, August 3, 2006. For telephone replay, dial (412) 317-0088 and enter access code 374010#. For Internet replay, use the link from our home page mentioned above.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)
	Quarter Ended		Six Months Ended
	6/30/2006	7/1/2005	6/30/2006	7/1/2005

Net sales	$ 239,238	$ 143,305	$ 460,331	$ 284,696
Cost of goods sold	182,830	110,766	352,730	218,188
Gross profit	56,408	32,539	107,601	66,508
Selling, general and administrative expenses	34,265	26,512	69,352	52,114
Severance and asset-impairment expenses	2,946	48,261	3,811	49,203
Operating profit (loss)	19,197	(42,234)	34,438	(34,809)

Interest (expense) income, net	(1,774)	541	(2,461)	781
Other (expense) income, net	2,701	(471)	3,195	(891)
Net earnings (loss) from continuing operations before income taxes, minority interest and cumulative effect of accounting changes	20,124	(42,164)	35,172	(34,919)
Income taxes	3,621	899	6,414	2,474
Minority interest, net of income taxes	(1,267)	(497)	(1,555)	(718)
Net earnings (loss) from continuing operations before cumulative effect of accounting changes	15,236	(43,560)	27,203	(38,111)
Cumulative effect of accounting changes, net of income taxes	--	--	75	--
Net income (loss) from discontinued operations, net of taxes	(14)	646	(92)	306
Net earnings (loss)	15,222	(42,914)	27,186	(37,805)

Basic earnings (loss) per share from continuing operations before cumulative effect of accounting changes	0.38	(1.08)	0.67	(0.95)
Cumulative effect of accounting changes, net of income taxes	--	--	0.00	--
Basic earnings (loss) per share from discontinued operations	(0.00)	0.02	(0.00)	0.01
Basic earnings (loss) per share	0.38	(1.06)	0.67	(0.94)

Diluted earnings (loss) per share from continuing operations before cumulative effect of accounting changes	0.38	(1.08)	0.67	(0.95)
Cumulative effect of accounting changes, net of income taxes	--	--	0.00	--
Diluted earnings (loss) per share from discontinued operations	(0.00)	0.02	(0.00)	0.01
Diluted earnings (loss) per share	0.38	(1.06)	0.67	(0.94)

Weighted average common and equivalent shares outstanding	40,508	40,296	40,460	40,270

BUSINESS SEGMENT INFORMATION (UNAUDITED)

	Quarter Ended		Six Months Ended
	6/30/2006	7/1/2005	6/30/2006	7/1/2005
Net sales
Pulse	$ 155,398	$ 78,350	$ 299,567	$ 153,928
AMI Doduco	83,840	64,955	160,764	130,768
Total net sales	239,238	143,305	460,331	284,696
Operating profit (loss)
Pulse	15,523	(42,023)	27,865	(36,060)
AMI Doduco	3,674	(211)	6,573	1,251
Total operating profit (loss)	19,197	(42,234)	34,438	(34,809)

FINANCIAL POSITION
(in thousands, except per-share amounts)	6/30/2006	12/30/2005
	(unaudited)

Cash and equivalents	$ 81,809	$ 173,664
Trade receivables, net	170,755	136,115
Inventories	93,852	73,598
Other current assets	26,303	20,174
Fixed assets	113,767	92,898
Other assets	263,263	189,853
Total assets	749,749	686,302
Current portion of long-term debt	141	50,795
Short-term debt	3,908	3,219
Accounts payable	97,933	67,929
Accrued expenses	114,255	71,767
Long-term debt	39,347	32,697
Other long-term liabilities	31,093	28,605
Total liabilities	286,677	255,012
Minority interest	14,099	12,626
Shareholders' equity	448,973	418,664
Net worth per share	11.06	10.33
Shares outstanding	40,593	40,529
NON-GAAP MEASURES (UNAUDITED) (in thousands except per-share amounts)

1. EBITDA from continuing operations
	Quarter Ended
	6/30/06	3/31/06	7/1/05

Net earnings (loss)	$ 15,222	$ 11,964	$ (42,914)
Net (earnings) loss from discontinued operations	14	78	(646)
Cumulative effect of accounting changes, net	0	(75)	--
Minority interest	1,267	288	497
Income taxes	3,621	2,793	899
Interest expense (income), net	1,774	687	(541)
Other expense (income)	(2,699)	(494)	471
Depreciation and amortization	6,830	7,428	5,296
Net impact of accelerated depreciation, insurance settlement and purchase accounting adjustments	1,404	738	--
EBITDA from continuing operations	27,433	23,407	(36,938)
Severance and asset-impairment expenses	2,946	865	48,261

EBITDA from continuing operations excluding severance and asset-impairment expenses, and cumulative effect of accounting changes	30,379	24,272	11,323

2. Net earnings per diluted share from continuing operations, excluding severance and asset-impairment expense, purchase accounting adjustments, accelerated depreciation, foreign exchange settlements and insurance settlement

	Quarter Ended
	6/30/06	3/31/06	7/1/05

Net earnings (loss) per diluted share, GAAP	$ 0.38	$ 0.30	$ (1.06)
Diluted (Earnings) from discontinued operations	0.00	0.00	(0.02)
After-tax severance and asset-impairment expense	0.06	0.02	1.18
Cumulative effect of accounting changes, net	0.00	--	--
Impact of accelerated depreciation, foreign exchange settlement and insurance settlement adjustments	0.03	0.01	--
Net earnings per diluted share from continuing operations, excluding severance and asset- impairment expenses, accelerated depreciation, foreign exchange settlement and insurance settlement	0.47	0.33	0.10
3. Segment operating profit excluding severance and asset-impairment expense, purchase accounting adjustments, accelerated depreciation and insurance settlement
	Quarter Ended
	6/30/06	3/31/06	7/1/05

Pulse operating profit (loss), GAAP	$ 15,523	$ 12,342	$ (42,023)
Pre-tax severance and asset-impairment expense	2,241	508	46,799
Pre-tax impact of accelerated depreciation and insurance settlement	1,404	--	--
Pre-tax impact of purchase accounting adjustments	--	738	--
Pulse operating profit, excluding severance and asset-impairment expense, purchase accounting adjustments, accelerated depreciation and insurance settlement	19,168	13,588	4,776

AMI Doduco operating profit (loss), GAAP	3,674	2,899	(211)
Pre-tax severance and asset-impairment expense	705	357	1,462
AMI Doduco operating profit, excluding severance and asset-impairment expense	4,379	3,256	1,251

1. EBITDA from continuing operations (net income plus income taxes, depreciation and amortization, excluding interest and other expense/income and excluding equity method investment earnings/losses) is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company's ability to service debt and fund capital expenditures. We believe it enhances a reader's understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

2,3. Based on discussions with investors and equity analysts, we believe that a reader's understanding of Technitrol's operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance and asset impairment and unusual gains or losses facilitates comparisons of operating performance among financial periods and peer companies. Severance charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright © 2006 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.